Exhibit 99.1

SMG Indium Resources Ltd. Declares Special Cash Distribution of $1.30 per share of Common Stock to Stockholders and Reconstitutes the Board of Directors

NEW YORK, December 12, 2013 (GLOBE NEWSWIRE) -- SMG Indium Resources Ltd. (the "Company") (OTCBB: SMGI) (OTCBB:SMGIW), today announced that on December 9, 2013, its Board of Directors (the "Board") approved a payment of a special cash distribution in the amount of U.S. $1.30 per share of common stock (the “Common Stock”). The record date for stockholders entitled to receive the cash distribution will be December 20, 2013. The payment date will be December 27, 2013. The majority of the distribution is expected to be treated as a return of capital for tax purposes. The Board will continue to explore ways to tax efficiently return capital to stockholders. The Board views this distribution as an effective way to return value to stockholders.

On December 9, 2013, the Board accepted the immediate voluntary resignation of Alan C. Benjamin as Chairman of the Board and as a director. Mr. Benjamin will continue to serve as the Company’s Chief Executive Officer through December 31, 2014. The Board also accepted the immediate voluntary resignation of Richard A. Biele as a director. Mr. Biele will continue to serve as the Company’s secretary and chief operating officer through December 31, 2014. The resignations of Mr. Benjamin and Mr. Biele were not the result of any disagreement between themselves and the Company. In addition, The Board has accepted the immediate voluntary resignations of both Mark Stephen Neuhof and Patrick James Richardson as independent directors and members of our Audit, Compensation and Governance and Nominating Committees. Their resignations were not the result of any disagreement between themselves and the Company. The Board is extremely appreciative of all of their hard work and dedication to the Company since inception.

On December 9, 2013, the number of members comprising the Board was reduced to five (5) members. Effective, December 9, 2013, Frederick C. Wasch and Allan J. Young were appointed to the Board, to serve as directors and to fill two vacancies and to hold office until their successors are duly elected and qualified, or until their earlier removal or resignation. Mr. Wasch and Mr. Young were also appointed to serve on the Company’s Audit, Governance and Compensation committees.

Since April 2011, Mr. Wasch, age 43, has served as the Chief Financial Officer of Raging Capital Management, LLC (“Raging Capital”), a private investment partnership located near Princeton, New Jersey. Prior to Raging Capital, Mr. Wasch was an independent financial strategy consultant.. Prior to his consulting work, Mr. Wasch co-founded CallStreet, a leading provider of transcripts of earnings conference calls. Prior to CallStreet, Mr. Wasch spent five years at Hambrecht & Quist, an investment bank, in its venture capital group where he focused on software, communications and Internet companies. Mr. Wash graduated from Princeton University and received an MBA from Columbia Business School.

Since February 2006, Mr. Young, age 57, has served as a Managing Partner at Raging Capital. Prior to 2006, Mr. Young was a co-founder of RAM Re, a Bermuda-domiciled specialty reinsurance company, and later Director of Research, and a founding analyst, at RateFinancials, Inc., an independent securities research firm. From 1983 to 1995, Mr. Young was a Vice President - Investments at Lehman Brothers. Mr. Young has a Bachelor of Arts degree in Mathematics from the University of Rochester and a Juris Doctor degree from Washington University in St. Louis. He is a Chartered Financial Analyst, as well as a member of the CFA Institute, The New York Society of Security Analysts and the New York State Bar Association.

About SMG Indium Resources Ltd.

SMG Indium Resources Ltd. purchases and sells, leases and loans the metal indium. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. Our indium is insured and physically stored at a Brink's Global USA facility located in the United States. Our stockholders have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine or process indium. For more information please contact: info@smg-indium.com

Disclosure Notice

This press release may contain forward-looking statements regarding SMG Indium Resources Ltd. current expectations of future events that involve risks and uncertainties, including, without limitation, and not limited to indium price volatility from supply and demand factors, international export quotas that could affect the availability of indium and our ability to purchase indium, lack of any internationally recognized exchanges for indium, limited number of potential suppliers of indium and potential customers who purchase indium, disruption of mining operations, technological obsolescence, substitution of other materials decreasing the demand for indium, regulatory requirements regarding indium, risks associated with international economic and political events, lack of operational liquidity, lack of investment liquidity, factors affecting our NMV, and changes in interest rates. Such statements are based on management's current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our 2012 Annual Report on Form 10-K as filed with the Securities and Exchange Commission under the caption "Risk Factors."  We undertake no obligation to publicly update any forward-looking statements. http://www.smg-indium.com

CONTACT: Richard A. Biele, +1-212-984-0635